Exhibit 10.2

EXECUTION VERSION

$1,700,000,000

364-DAY BRIDGE TERM LOAN AGREEMENT

Dated as of March 15, 2019

Among

FOX CORPORATION,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

GOLDMAN SACHS BANK USA,

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

CITIBANK, N.A.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents

i

(continued)

(continued)

		Page

Section 9.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	73

Section 9.20.	Certain ERISA Matters	73

Section 9.21.	Assumption of 21CF America Obligations	75

Schedules

Schedule I – Commitments

Schedule II – Pricing Grid

Exhibits

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Assumption

Exhibit D - Form of Solvency Certificate

364-DAY BRIDGE TERM LOAN AGREEMENT

Dated as of March 15, 2019

Fox Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof and Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), agree as follows:

WHEREAS, Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), The Walt Disney Company (“Disney”) and two subsidiaries of Disney have entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018 (as amended prior to the date hereof, the “Disney Merger Agreement”), pursuant to which Disney will acquire (the “Disney Acquisition”) all of the capital stock, assets and liabilities of 21CF and its subsidiaries, other than the Contribution Business (as defined below);

WHEREAS, in connection therewith, 21CF will transfer, or cause to be transferred (the “Contribution”), to the Borrower the capital stock of certain entities holding assets, liabilities and operations of 21CF’s news, sports and broadcasting businesses (along with certain related miscellaneous assets and liabilities, collectively the “Contribution Business”) and will cause 100% of the outstanding shares of the Borrower’s common stock to be distributed to stockholders of 21CF (the “Stock Distribution” and together with the Contribution, the “Separation”), as detailed in the Agreed Registration Statement (the “Separation Principles”);

WHEREAS, in order to satisfy certain estimated tax liabilities resulting from the Separation, the Borrower will finance (a) the payment of a distribution of up to $8.5 billion to be made (substantially contemporaneously with the consummation of the Separation) by the Borrower to 21CF (which may take the form of repayment of intercompany debt and/or other distributions, the “Special Distribution”) and (b) the fees and expenses related to the Transactions (as defined below) and general corporate purposes of the Borrower in an amount of up to $500 million in the aggregate with a combination of the following: (i) available cash and other liquidity sources (including under the Revolving Credit Agreement) of the Borrower, (ii) the issuance by the Borrower of senior unsecured debt securities (the “Debt Securities”) on January 25, 2019 in an aggregate principal amount equal to $6.8 billion (the Net Proceeds of which permanently reduced the “Commitments” under and as defined in the Commitment Letter (as defined below) by $6,760,250,000 on such date), which “Commitments” were further voluntarily reduced by $539,750,000 on January 25, 2019, such that the “Commitments” are $1.7 billion as of the Execution Date, and (iii) the proceeds of the Advances;

WHEREAS, the Borrower has requested that the Lenders, on the terms and conditions set forth herein make Advances available to the Borrower on the Closing Date in an aggregate principal amount of up to $1.7 billion;

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“21CF” has the meaning specified in the preamble hereto.

“21CF America” means 21st Century Fox America, Inc., a Delaware corporation.

“21CF America Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 21, 2015, among 21CF America, 21CF, the lenders and issuing banks from time to time party thereto, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as designated agent, and the other parties party thereto.

“Act” has the meaning specified in Section 9.14.

“Adjusted Operating Income” of any Person (including, with respect to the Borrower for any period prior to the Closing Date, the Contribution Business) means, for any period, without duplication, Consolidated operating income, plus Consolidated depreciation expense, plus Consolidated amortization expense, plus amortization of cable distribution investments, plus all Cash Dividends received by such Person other than from Subsidiaries, plus, to the extent included in operating income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, plus equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans), plus restructuring and impairment charges or reserves and any restructuring and impairment costs (including recruiting costs, employee severance, contract termination and management and employee transition costs); provided, that, cash restructuring and impairment charges and cash restructuring and impairment costs added back pursuant this definition shall not exceed $250.0 million in an aggregate amount for any such period; provided, further, that any non-cash charges and/or costs which become cash charges and/or costs during any period shall also be included in the calculation of such aggregate amount for any such period, plus extraordinary, unusual and non-recurring non-cash losses or costs (to the extent such losses or costs were deducted in determining Consolidated operating income in accordance with GAAP), plus Transaction Costs and minus extraordinary, unusual and non-recurring non-cash income or gains (to the extent such income or gains were included in determining Consolidated operating income in accordance with GAAP), in each case, as determined in accordance with GAAP for such period. For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03, if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such

Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent as the Administrative Agent shall specify to the Borrower and the Lenders from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided, that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Arranger and/or the Co-Syndication Agents and “Agents” means any two or more of the foregoing, as the context may require.

“Agreement” means this 364-Day Bridge Term Loan Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.01.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any similar laws, rules, and regulations of any member state of the European Union applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, the basis points (bps) per annum, which is applicable at such time with respect to Advances, as determined by reference to the then applicable Public Debt Rating as set forth in the Pricing Grid.

“Applicable Percentage” means, the basis points (bps) per annum, which is applicable at such time with respect to Commitments, as determined by reference to the then applicable Public Debt Rating as set forth in the Pricing Grid.

“Arranger” means Goldman Sachs Bank USA.

“Asset Sale” means the sale or other disposition (including the sale of equity interests of any Subsidiary of a member of the Reporting Group or any Casualty Event) by one or more members of the Reporting Group of assets of the Reporting Group yielding Net Proceeds in excess of $100 million (it being agreed that distributing, licensing, syndicating, publishing and transmitting Content and similar arrangements in the ordinary course of business shall not constitute Asset Sales).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (a) the net proceeds from such sale and leaseback transaction times (b) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)        the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank’s prime rate;

(b)        1⁄2 of one percent per annum above the Federal Funds Rate; or

(c)        the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the applicable Bloomberg screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day; provided, that, if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Borrower” has the meaning specified in the preamble.

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” has the meaning specified in clause (e) of the definition of “Debt”.

“Cash Dividends” means, all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof, all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash.

“Casualty Event” means (a) any damage to, destruction of, or other casualty or loss involving, or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, in each case, any property or any asset of the Reporting Group.

“Change of Control” means, (a) prior to the consummation of the Separation, the Borrower shall cease to be a wholly owned direct or indirect Subsidiary of 21CF and (b) at any time following the consummation of the Separation, either (i) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, of more than the greater of (A) thirty-five percent (35%) of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Borrower (irrespective of whether at the time capital stock of any other class or classes of the Borrower shall or might have voting power upon the occurrence of any contingency), or (B) the percentage of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Borrower (irrespective of whether at the time capital stock of any other class or classes of the Borrower shall or might have voting power upon the occurrence of any contingency) owned on such date, directly or indirectly, beneficially by the Permitted Holders or (ii) during any period of twelve (12) consecutive months, the board of directors, managers or other governing body of the Borrower shall not consist of a majority of the Continuing Directors.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01); it being understood and agreed that the Closing Date may be a different date than the Effective Date (under and as defined in the Revolving Credit Agreement), but not more than two (2) Business Days thereafter.

“Co-Syndication Agents” means Citibank, N.A. and Deutsche Bank Securities Inc.

“Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01, as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Commitment is (a) the amount set forth in the column labeled “Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05. As of the Execution Date, the aggregate amount of the Commitments is $1.7 billion.

“Commitment Fees” has the meaning specified in Section 2.04(a).

“Commitment Letter” means that certain Commitment Letter, dated as of December 13, 2017, by and among 21CF America, the Arranger and Goldman Sachs Lending Partners LLC, as amended by that certain Joinder Agreement to Commitment Letter, dated as of December 20, 2017, by and among 21CF America, the Arranger, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Deutsche Bank AG Cayman Islands Branch and by that certain Amendment to Commitment Letter, dated as of March 23, 2018 and that certain Second Amendment to Commitment Letter, dated as of July 11, 2018.

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Compliance Certificate” means a certificate executed by the chief financial officer or the executive vice president, finance of the Borrower delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing, (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Content Special Purpose Vehicle” means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing, syndicating, publishing, transmission or other exploitation of Content.

“Continuing Directors” means the directors, managers or equivalent body of the Borrower on the Execution Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s election to the board of directors, managers or other governing body of the Borrower is recommended, nominated or approved by a majority of the then Continuing Directors.

“Contribution” has the meaning specified in the preamble.

“Contribution Business” has the meaning specified in the preamble.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, required to be accounted as capital leases on the balance sheet of such Person (“Capitalized Lease Obligations”; provided, that any lease that was or would have been treated as an operating lease under GAAP as in effect on the Execution Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Execution Date shall always be treated as an operating lease for all purposes and at all times under this Agreement), (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties, (iii) Programming Liabilities and (iv) obligations of Disney and/or any of its Subsidiaries (other than with respect to borrowed money) that are intended to be assumed by the Borrower and/or its Subsidiaries in connection with the Transactions, to the extent any such letter of credit is either undrawn or has been reimbursed), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”); provided, that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Borrower or other member of the Reporting Group in common equity securities; provided, that, during a Default and at the direction of the Administrative Agent, the Borrower or member of the Reporting Group shall make such election to pay in common equity securities and (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing.

“Debt Guaranty” has the meaning specified in clause (g) of the definition of “Debt”.

“Debt Securities” has the meaning specified in the preamble.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disney” has the meaning specified in the preamble.

“Disney Acquisition” has the meaning specified in the preamble.

“Disney Merger Agreement” has the meaning specified in the preamble.

“Disposition” has the meaning specified in the definition of “Material Disposition”.

“Division” has the meaning specified in Section 5.02(b).

“Dollars” and “$” each means the lawful currency of the United States.

“Dollar Equivalent” (x) with respect to Dollars, the Dollar amount thereof, and (y) of any other currency on any date means the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Dollars for such currency in London at approximately 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Duration Fees” has the meaning specified in Section 2.04(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial decision or legally enforceable agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that together with the Borrower is treated as a single employer under Section 414(b) of the Code or is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA with respect to a Plan; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum appearing on the applicable Bloomberg screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period with respect to such Eurodollar Rate Advance, then the Eurodollar Rate shall be such interpolated screen rate, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, that, if the rate determined under clause (a) above shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Eurodollar Successor Rate” has the meaning specified in Section 2.08.

“Eurodollar Successor Rate Conforming Changes” means, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Applicable Margin, Interest Period, timing and frequency of determining rates and making payments of interest and other matters as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Events of Default” has the meaning specified in Section 6.01.

“Excess Guaranty Debt” means, at any time, the excess, if any, of the aggregate Dollar Equivalent amount of all Debt Guaranties by members of the Reporting Group of Debt of Persons which are not members of the Reporting Group (other than any Debt Guaranties in respect of obligations of Disney and/or its Subsidiaries (other than with respect to Debt for borrowed money) that are intended to be assumed by the Borrower and/or its Subsidiaries in connection with the Transactions), over $250.0 million.

“Excluded Debt” means (A) intercompany debt among members of the Reporting Group, (B) prior to the Closing Date, borrowings under the 21CF America Revolving Credit Agreement or any revolving facility in replacement thereof in an amount up to $2 billion, (C) any other ordinary course borrowings under existing working capital or overdraft facilities, (D) issuances of commercial paper, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases incurred in the ordinary course of business and Capitalized Lease Obligations incurred in connection with the leasing of satellite transponders, (G) prior to the Closing Date, Debt of 21CF America incurred to refinance, repurchase, repay, redeem or defease 21CF America’s Debt in respect of its $700 million of 6.90% Senior Notes due March 1, 2019 and/or $400 million of 5.65% Senior Notes due August 15, 2020, in each case, to the extent such indebtedness is scheduled to mature within twelve months of the date of such incurrence, (H) any Permitted Content Financing, (I) any Negative Pickup Arrangements, (J) prior to the Closing Date, Debt incurred under the existing revolving and term loan facilities of Yankees Entertainment and Sports Network and any refinancing thereof, in each case, so long as the aggregate principal amount thereof does not to exceed $2.5 billion and such Debt is non-recourse with respect to 21CF, (K) foreign overdraft and/or term loan facilities providing financing to Star India so long as the aggregate principal amount thereof does not exceed $400 million, (L) to the extent constituting Debt, letter of credit obligations as contemplated by the Separation Principles, (M) the Debt Securities, (N) borrowings under the Revolving Credit Agreement or any revolving facility in replacement thereof in an amount up to $1.0 billion to the extent such borrowings are not utilized to finance the Transactions and (O) other Debt (except any Debt incurred to finance the Transactions including any SpinCo Financing) in an amount not to exceed (x) prior to the Closing Date, $500.0 million in the aggregate and (y) on and after the Closing Date, $250.0 million in the aggregate.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Execution Date” means the date on which each of the conditions set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.01).

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Internal Revenue Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Internal Revenue Code or an IGA.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the quotations for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of December 13, 2017, by and among 21CF America, the Arranger and Goldman Sachs Lending Partners LLC, as amended by that certain Joinder Fee Letter, dated as of December 20, 2017, by and among 21CF America, the Arranger, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Deutsche Bank AG Cayman Islands Branch.

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“IGA” has the meaning specified in the definition of “FATCA”.

“Indemnified Costs” has the meaning specified in Section 9.16(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated on or around December 2017 which, was used in connection with the syndication of the Commitments.

“Initial Lenders” has the meaning specified in the preamble.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or subject to clause (c) of this definition, a period shorter than one month, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)        the Borrower may not select any Interest Period that ends after the Maturity Date;

(b)        Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)        in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration shorter than one month unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided, that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period shorter than one month;

(d)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from and the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto as a Lender pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement and the Notes.

“Loan Parties” means a collective reference to the Borrower and any Subsidiary thereof that becomes a Loan Party pursuant to Section 5.01(j); as of the Execution Date, the only Loan Party is the Borrower.

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of any Person which results in such Person becoming a Consolidated Subsidiary of the Borrower, or a business unit or division of, any Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value (as determined by the Borrower in good faith) in the case of other non-cash consideration) in excess of $500.0 million.

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group (including, for purposes of this definition, the Contribution Business) taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Borrower in good faith) in the case of other non-cash proceeds) in excess of $500.0 million.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“Net Proceeds” means:

(a)        with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset or that is required to be repaid in connection with the sale thereof (other than Advances), (B) the fees and expenses incurred by the Reporting Group in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Reporting Group in connection with such transaction, and (D) the amount of reserves established by the Reporting Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided, that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Proceeds;

(b)        with respect to the borrowing, incurrence, issuance, offering or placement of Debt, the excess, if any, of (i) cash received by the Reporting Group in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Reporting Group in connection with such issuance, offering or placement; and

(c)        with respect to the issuance of equity interests, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Reporting Group in connection with such issuance.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Operating Income Leverage Ratio” has the meaning specified in Section 5.03.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outside Date” shall mean the earlier of (a) June 13, 2020 and (b) the termination of the Disney Merger Agreement in accordance with its terms.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Content Financing” means Debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing, syndication, publishing, transmission or other exploitation of Content by any Person in which any interest held by a member of the Reporting Group is held through a Content Special Purpose Vehicle and as to which no member of the Reporting Group has incurred any Debt other than through such Content Special Purpose Vehicle.

“Permitted Holders” means (a) K. Rupert Murdoch, his wife, parent or more remote forebear, children or more remote issue of a child, or brother or sister or child or more remote issue of a brother or sister or any trusts established for the benefit of one or more of the foregoing or controlled directly or indirectly by one or more of the foregoing; or (b) any Person directly or indirectly controlled by one or more of the members of the Murdoch family described in clause (a) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and/or in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset; provided, that, (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, (j) any banker’s right of set off or combination of accounts conferred in the ordinary course of banking arrangements, (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (l) Liens consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes); provided, that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d)(i).

“Preferred Stock” means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Pricing Grid” means the pricing grid set forth on Schedule II.

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exception may be amended from time to time.

“Public Debt Rating” has the meaning set forth in the Pricing Grid.

“Public Senior Debt” means Senior Debt of any member of the Reporting Group that is registered pursuant to a registration statement filed with the U.S. Securities and Exchange Commission or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Senior Debt that any member of the Reporting Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance.

“Qualifying Committed Financing” means any committed but unfunded term loan or similar agreement for the stated purpose of financing the Transactions which has conditions to availability thereunder that are no more restrictive to the borrower thereunder than the conditions precedent set forth in Section 3.01 and Section 3.02 hereto.

“Quarterly Payment Date” means the last Business Day of each of March, June, September and December, in each year, the first of which shall be the first such day after the Execution Date.

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder; provided, that no such capital stock or shares shall be considered to be Redeemable, or to be Debt, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of ordinary shares of the Borrower.

“Register” has the meaning specified in Section 9.07(c).

“Reinvestment Period” means, with respect to any Net Proceeds received in connection with any Asset Sale, the period of twelve months following the receipt of such Net Proceeds; provided, that, in the event that, during such twelve-month period, a member of the Reporting Group enters into a binding commitment to reinvest any Net Proceeds, the Reinvestment Period with respect to such Net Proceeds shall be the period of 18 months following the receipt of such Net Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reporting Group” means (a) prior to the Closing Date, 21CF and its Subsidiaries and (b) on and after the Closing Date, the Borrower and its Subsidiaries.

“Required Lenders” means (a) from the Execution Date until the Closing Date, Lenders having Commitments representing more than 50% of the sum of the aggregate Commitments at such time (excluding for purposes of any such calculation the Commitments of Defaulting Lenders) and (b) from the Closing Date and thereafter, Lenders holding more than 50% of the aggregate outstanding principal amount of Advances at such time (excluding for purposes of any such calculation the outstanding Advances of Defaulting Lenders).

“Responsible Officer” means of the following Persons: the chief financial officer, chief executive officer, executive vice president, finance, the treasurer, executive vice presidents, senior vice presidents, the general group counsel or any other executive officer of the Borrower.

“Revolving Credit Agreement” means that certain revolving Credit Agreement, dated as of March 15, 2019, by and among the Borrower, as borrower, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent.

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (it being understood that as of the Execution Date, “Sanctioned Country” shall mean each of Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Separation” has the meaning specified in the preamble.

“Separation Principles” has the meaning specified in the preamble.

“Separation Documents” has the meaning specified in Section 3.02(c).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency Certificate” means a certificate from a financial officer of the Borrower substantially in the form of Exhibit D hereto.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, (a) the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Distribution” has the meaning specified in the preamble.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the Reporting Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Specified Default” means any Default or Event of Default arising from any of the following:

(a)        Section 6.01(a);

(b)        Section 6.01(c) as it relates to the failure to perform the covenants under Sections 5.02(a) (other than with respect to non-consensual Liens), (b) or (f); or

(c)        Section 6.01(f) with respect to the Borrower.

“Specified Representations” means each of the representations set out in Sections 4.01(a)(i) (with respect to the Borrower), (b)(i) (with respect to the Borrower) and (b)(ii) (but only as it relates to the execution, delivery, incurrence of Debt and performance by each Loan Party of its payment obligations under this Agreement violating contractual restrictions contained in any agreement with respect to Debt of any Loan Party in an outstanding principal amount in excess of $200 million), (d) (with respect to the Borrower), (h), (i), (j), (n) and (o).

“SpinCo Financing” means up to $9.0 billion of Debt in the form of notes, bridge financing, term loans or otherwise, including the Debt Securities, the proceeds of which are to be used solely to finance the Separation and the transactions related thereto, including the Special Distribution.

“Subject Affiliate” has the meaning specified in Section 5.01(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares, ordinary shares or other interest having ordinary voting power to elect a majority of the board of directors or otherwise control the policies of such corporation, partnership, joint venture, trust or estate (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency).

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j)(i).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j)(i).

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“Taxes” has the meaning specified in Section 2.14(a).

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any applicable Subsidiary thereof in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the Borrowings hereunder, (b) the consummation of each of the Disney Acquisition, the Separation, the Special Distribution, the issuance of the Debt Securities and the transactions related thereto and (c) the payment of the Transaction Costs.

“Type” has the meaning specified in the definition of “Advance”.

“United States” has the meaning specified in Section 2.14(d).

“United States person” has the meaning specified in Section 2.14(d).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.  Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03.  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United

States in effect from time to time (“GAAP”); provided, that, to the extent there is any change in GAAP that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, then upon the written request of the Borrower or the Required Lenders, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not occurred (and until such amendment becomes effective, all calculations in respect of Section 5.03 shall be made in accordance with GAAP prior to giving effect to such change); provided, that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment. Notwithstanding the foregoing, for purposes of lease accounting, GAAP shall be construed in accordance with generally accepted accounting principles in the United States consistent with such principles in effect as of December 31, 2018, provided that following or in connection with the adoption of new lease accounting principles with respect to leases that are, in accordance with GAAP as in effect from time to time, required to be accounted as capital or financing leases, then upon the written request of the Borrower, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend this Agreement to allow the Borrower to satisfy its financial statement and other reporting obligations using such new lease accounting principles and eliminate the effect of any such change on the ability of the Borrower to comply with any covenant contained in this Agreement.

Section 1.04.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all governmental authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.  The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment; provided, that the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of any Advances on the Closing Date. Upon the making of any Advance by a Lender, such Lender’s Commitment will be permanently reduced by the aggregate principal amount of such Advance. The Borrower may prepay Advances pursuant to Section 2.05; provided, that Advances may not be reborrowed once repaid.

Section 2.02.  Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 9.02.

(b)        Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $25.0 million or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than fifteen (15) separate Borrowings.

(c)        Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and any interest paid by such Lender shall be paid to the Borrower for any period where the Borrower has made payments under this subsection (d)).

(e)        The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.  [Reserved].

Section 2.04.  Fees.

(a)        Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), non-refundable commitment fees (the “Commitment Fees”) from the Execution Date through and including the Closing Date or earlier termination of the Commitments, at a rate per annum equal to the Applicable Percentage per annum on the aggregate daily amount of such Lender’s unused Commitments during such period. Commitment Fees accrued through and including each Quarterly Payment Date shall be payable on such Quarterly Payment Date, commencing on the first such date to occur after the Execution Date; provided, that all such accrued and unpaid fees shall be payable on the earlier of (i) the Closing Date and (ii) the date on which the Commitments terminate in their entirety or are otherwise reduced to zero.

(b)        Duration Fees. The Borrower will pay to the Administrative Agent for the account of each Lender non-refundable duration fees (the “Duration Fees”) on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Advances held by such Lender on such date:

Duration Fees

90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date

0.50%	0.75%	1.00%

(c)        Additional Fees. The Borrower shall pay to the Administrative Agent, the Arranger and/or the Agents for their account (or that of their applicable Affiliate) such fees as may be agreed between any of the Borrower and the Administrative Agent, Arranger and/or Agents in writing including pursuant to the Fee Letter.

Section 2.05.  Termination or Reduction of the Commitments; Mandatory Prepayments and Commitment Reductions.

(a)        The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part any unused Commitments of the Lenders; provided, that each partial reduction shall be in the aggregate amount of $25.0 million or an integral multiple of $5.0 million in excess thereof; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction.

(b)        Unless previously terminated, the Commitments will terminate in full on the earlier of (i) the Closing Date (after giving effect to the making of any Advances on the Closing Date) and (ii) the Outside Date.

(c)        Mandatory Commitment Reductions. Prior to the Closing Date, unused outstanding Commitments shall be automatically and permanently reduced on a Dollar-for-Dollar basis on the date of receipt by any member of the Reporting Group of any Net Proceeds referred to in this paragraph (c) by or with an amount equal to:

(i)      (x) 100% of the Net Proceeds received (including in an escrow account) by such member of the Reporting Group from any sale or issuance of debt securities or any incurrence or borrowing of any other Debt for borrowed money (other than Excluded Debt) and (y) the aggregate amount of commitments received in respect of any Qualifying Committed Financing upon the effectiveness of definitive documentation for such Qualifying Committed Financing (it being understood that following the effectiveness of such Commitment reduction and solely to the extent of the amount thereof, there shall be no duplicative prepayment of Advances from subsequent proceeds (up to such amount) received from such Qualifying Committed Financing pursuant to clause (d)(i) of this Section 2.05);

(ii)      100% of the Net Proceeds received (including in an escrow account) from the issuance of any equity interests (including any equity-linked securities, hybrid securities and debt securities which are convertible into equity) by any member of the Reporting Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances of equity as consideration for any acquisition or other Investment, (C) issuances of equity interests of any Foreign Subsidiaries, (D) issuances of equity interests of Domestic Subsidiaries yielding Net Proceeds not to exceed $500 million in the aggregate and (E) issuances in connection with the Separation); and

(iii)      100% of the Net Proceeds received (including in an escrow account) by such member of the Reporting Group from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among members of the Reporting Group and (B) Asset Sales, the Net Proceeds of which do not exceed $500 million in the aggregate); provided, that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such Net Proceeds setting forth the Reporting Group’s intention to use any portion of such Net Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Reporting Group or to acquire equity interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Reporting Group would not be prohibited, pursuant to Section 5.02(d), from conducting, in each case within the Reinvestment Period, such portion of such Net Proceeds shall not constitute Net Proceeds except to the extent not, within the Reinvestment Period, so used (or with respect to a Casualty Event in each case within such period as shall be reasonably required to repair, replace or reinstate the affected assets).

Any termination or reduction of the Commitments shall be permanent.

(d)         Mandatory Prepayments. On and after the Closing Date, outstanding Advances shall be prepaid on a Dollar-for-Dollar basis within five (5) Business Days of receipt by any member of the Reporting Group of any Net Proceeds referred to in this paragraph (d) (or, in the case of clause (iv) below, within three (3) Business Days) by or with an amount equal to:

(i)      100% of the Net Proceeds received (including in an escrow account) by such member of the Reporting Group from any sale or issuance of debt securities or any incurrence or borrowing of any other Debt for borrowed money (other than Excluded Debt);

(ii)      100% of the Net Proceeds received (including in an escrow account) from the issuance of any equity interests (including any equity-linked securities, hybrid securities and debt securities which are convertible into equity) by any member of the Reporting Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances of equity as consideration for any acquisition or other Investment, (C) issuances of equity interests of any Foreign Subsidiaries, (D) issuances of equity interests of Domestic Subsidiaries yielding Net Proceeds not to exceed $250 million in the aggregate and (E) issuances in connection with the Separation);

(iii)      100% of the Net Proceeds received (including in an escrow account) by such member of the Reporting Group from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among members of the Reporting Group and (B) Asset Sales, the Net Proceeds of which do not exceed $250 million in the aggregate); provided, that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such Net Proceeds setting forth the Reporting Group’s intention to use any portion of such Net Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Reporting Group or to acquire equity interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Reporting Group would not be prohibited, pursuant to Section 5.02(d), from conducting, in each case within the Reinvestment Period, such portion of such Net Proceeds shall not constitute Net Proceeds except to the extent not, within the Reinvestment Period, so used (or with respect to a Casualty Event in each case within such period as shall be reasonably required to repair, replace or reinstate the affected assets); and

(iv)      100% of any “Cash Payment” (as defined in the Disney Merger Agreement), if any, paid to the Borrower in accordance with Section 2.01(f) of the Disney Merger Agreement (as in effect on June 20, 2018).

(e)         Notwithstanding anything to the contrary herein, in the event that the Separation has not been consummated on or prior to the Business Day following the funding of any Advances hereunder, the Borrower shall prepay 100% of the outstanding principal amount of such Advances owing by the Borrower (it being understood and agreed that the Borrower shall notify the Administrative Agent by 5:00 P.M. (New York City time) on such date if the Separation has not been consummated on or prior to such time) on such date.

(f)         The Borrower shall promptly, within three (3) Business Days (or, in the case of (x) any Qualifying Committed Financing upon the effectiveness of such Qualifying Committed Financing and (y) in the case of any receipt of the “Cash Payment” within two (2) Business Days), notify the Administrative Agent upon the receipt by the Borrower or such Subsidiary of any such Net Proceeds, the effectiveness of any Qualifying Committed Financing or the receipt of any “Cash Payment”, as applicable, and, in each case, the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(g)         All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata among the Lenders; provided, that such reduction of the Commitments or prepayment of Advances, as applicable, of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they may otherwise determine; and provided, further, that such Lenders shall provide the Administrative Agent with prompt notice of such allocation. Mandatory prepayments of the Advances may not be reborrowed.

Section 2.06.  Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of the Advances made by such Lender and then outstanding.

Section 2.07.  Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)      Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time, plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on each Quarterly Payment Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)      Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance, plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)         Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under 6.01(a), overdue) principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.08.  Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or (ii).

(b)         If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)         If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)         On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $25.0 million, such Advances shall automatically Convert into Base Rate Advances.

(e)         Upon the occurrence and during the continuance of any Event of Default and the election of the Required Lenders, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)         If the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) is unavailable,

(i)      the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)      with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)      the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Notwithstanding the foregoing or any provision of this Agreement to the contrary, (i) if the Administrative Agent has reasonably determined that the circumstances described in clause (f) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances contemplated by clause (f) above have not arisen but the supervisor for the administrator of such rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such rate shall no longer be used for determining interest rates for loans, then after such determination, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Eurodollar Rate at such time (any such proposed rate, a “Eurodollar Successor Rate”), and may enter into an amendment to this Agreement to reflect such Eurodollar Successor Rate and such other Eurodollar Successor Rate Conforming Changes. Notwithstanding anything to the contrary in this Agreement, any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. If no Eurodollar Successor Rate has been determined and the circumstances under clause (f) above exist, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Advances shall be suspended (to the extent of any affected Eurodollar Advances or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Advance of, conversion to or continuation of Eurodollar Advances or, failing that, will be deemed to have converted such request into a request for a Base Rate Advance in the amount specified therein.

Section 2.09.  Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10.  Optional Prepayments of Advances. The Borrower may, upon notice at least three (3) Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $25.0 million or an integral multiple of $5.0 million in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(d); provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction.

Section 2.11.  Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) or clauses (ii)-(iv) of the definition of Excluded Taxes and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (i) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) such Lender shall, in making demand under this Section 2.11, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)        If any Lender determines that compliance with any law, rule, regulation or treaty or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend; provided, however, that before making any such demand, each Lender shall, in making demand under this Section 2.11, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11, shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.11 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(d)        For the avoidance of doubt, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

Section 2.12.  Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

Section 2.13.  Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to the fullest extent permitted by law.

(c)        All computations of interest based on the Base Rate with respect to the “prime rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)        Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14.  Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Administrative Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or has its principal office or Applicable Lending Office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor) or such Lender changes its lending office (except to the extent such Taxes were payable to such Lender immediately before it changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.14(e); and (iv) any Tax imposed under FATCA. If the Borrower or Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Administrative Agent, (i) to the extent the Tax is not an Excluded Tax, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Administrative Agent, as applicable, shall make such deductions or withholdings and (iii) the Borrower or Administrative Agent, as applicable shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (“Other Taxes”).

(c)        The Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) as a result of payments hereunder and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) provides to the Borrower a certificate as to the amount of such payment or liability.

(d)        Within thirty (30) days after the date of any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)        (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under the Notes shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Administrative Agent and the Borrower, in addition to the Forms W-8BEN or W-8BEN-E provided pursuant to the preceding sentence, a certificate, in form and substance reasonably satisfactory to the Borrower, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10% shareholder” within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c )(3)(C) of the Internal Revenue Code. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered an Excluded Tax; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(ii)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

(iv)        Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)         Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)        Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(i)        In the event a Lender is entitled, on the effective date of an Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.14, an assignee of such Lender shall be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assignment and Assumption with such assignee and then only to the extent the relevant amounts are incurred by such assignee.

(j)        If any Lender or Administrative Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(k)        Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under the Notes.

Section 2.15.  Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided, that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.16.  Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender, or its registered assigns, in a principal amount up to the Commitment of such Lender.

(b)        The Register maintained by the Administrative Agent pursuant to Section 9.07(c) shall include (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)        Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17.  Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) (a) (i) to pay on or about the Closing Date a portion of the Special Distribution or to replenish cash used to pay any portion of the Special Distribution and (ii) to pay fees and expenses related to the Transactions (other than the Disney

Acquisition) or to replenish cash used to pay such fees and expenses and (b) for the general corporate purposes of the Borrower and its Subsidiaries up to $500 million in the aggregate.

Section 2.18.  [Reserved].

Section 2.19.  [Reserved].

Section 2.20.  Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.04;

(b)        the Commitments and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby;

Section 2.21.  Replacement of Lenders. If any Lender requests compensation under Section 2.11, any Lender gives notice under Section 2.12, the Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 9.01, the consent of the Required Lenders is obtained but the consent of any other Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)        the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)         such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO THE EXECUTION DATE AND THE CLOSING DATE

Section 3.01.  Conditions Precedent to the Execution Date. The Execution Date shall occur, and this Agreement shall become effective, on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 9.01):

(a)         Loan Documents. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any Notes to the extent requested by the relevant Lender at least three (3) Business Days prior to the Execution Date signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         Customary Documentation. The Administrative Agent shall have received on or before the Execution Date, each dated on or about such date:

(i)        Certified copies of (A) the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable authority) of its jurisdiction of organization or formation including a certification that the same has not been amended since the date of such certification, (B) the bylaws or similar governing document of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate and (C) the resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the Transactions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)        A good standing certificate or similar certificate dated a date reasonably close to the Execution Date from the jurisdiction of organization of the Borrower; and

(iii)        A certificate of a Responsible Officer of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower authorized to execute and deliver this Agreement and the other documents to be delivered by it hereunder.

(c)        Know Your Client. The Arranger will have received at least three (3) Business Days prior to the Execution Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, to the extent reasonably requested at least ten (10) Business Days prior to the Execution Date.

Section 3.02.  Conditions Precedent to Closing Date. The Closing Date shall occur and the Advances (as requested pursuant to, and in accordance with, Section 2.02) shall be made on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 9.01) on or prior to the Outside Date:

(a)        Execution Date. The Execution Date shall have occurred.

(b)        Disney Merger Agreement. The Separation shall be consummated substantially concurrently with (and in any event within one (1) Business Day, subject to Section 2.05(e), of) the Closing Date in accordance with the Disney Merger Agreement and the Disney Merger Agreement shall not have been amended or modified since June 20, 2018, and no condition shall have been waived or consent granted by 21CF or its applicable affiliates, in each case, in any respect that is materially adverse to the Lenders with respect to the Separation without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that, unless the aggregate Anticipated Hook Stock Tax (as defined in the Disney Merger Agreement) does not exceed $1.35 billion, 21CF shall not exercise its right to provide the notice pursuant to Section 6.02(d)(i)(C)(y) of the Disney Merger Agreement (as in effect on the date hereof), without the Arranger having first provided its written consent thereto (such consent not to be unreasonably withheld, delayed or conditioned).

(c)        Consummation of the Separation. The final terms and conditions of the Separation (including, without limitation, all tax aspects thereof and the management arrangements with respect to the Borrower and its subsidiaries) shall be consistent in all material respects with the Separation Principles (it being understood that the terms of an Agreed Registration Statement (as defined below) shall supersede the terms and conditions of the Separation Principles to the extent of any discrepancy between the Separation Principles and such Agreed Registration Statement (and each reference herein to the Separation Principles shall be deemed modified and construed accordingly)) and an Agreed Registration Statement other than with respect to changes that are not materially adverse to the Lenders with respect to the Separation or are otherwise approved in writing by the Arranger (such approval not to be unreasonably withheld or delayed). Each of (i) the material agreements and documentation (including all schedules and exhibits thereto) relating to the Contribution (including, without limitation, a tax-sharing agreement), (ii) the material agreements and documentation (including schedules and exhibits thereto) relating to Special Distribution and (iii) the material agreements and documentation (including schedules and exhibits thereto) relating to the Stock Distribution (the material agreements and documentation referred to in clauses (i) through (iii) of this Section 3.02(c), collectively, the “Separation Documents”) shall be consistent in all material respects with the Separation Principles or the Agreed Registration Statement and otherwise reasonably acceptable to the Arranger (it being understood that any Separation Document that is consistent with the Separation Principles and the Agreed Registration Statement shall be considered reasonably acceptable to the Arranger), in each case, to the extent material to the interests of the

Lenders with respect to the Separation. Each of the Contribution, the Special Distribution and the Stock Distribution shall be consummated in all material respects in accordance with the terms of the Separation Documents (it being understood that the terms of an Agreed Registration Statement shall supersede the terms and conditions of the Separation Documents previously entered into to the extent of any discrepancy between any such Separation Document and such Agreed Registration Statement (and each reference herein to the Separation Documents shall be deemed modified and construed accordingly)) and the Agreed Registration Statement, and none of the Separation Documents shall be altered, amended or otherwise modified or supplemented and no condition therein shall be waived and no consent shall be given thereunder (except, in each case, as set forth in the Agreed Registration Statement), in each case, in a manner materially adverse to the Lenders with respect to the Separation without the prior written consent of the Arranger (such consent not to be unreasonably withheld or delayed). For the purposes of the foregoing, an “Agreed Registration Statement” means the registration statement on Form 10 filed by the Borrower on January 7, 2019, as amended by Amendment No. 1 to Form 10 filed by the Borrower on January 23, 2019 and Amendment No. 2 to Form 10 filed by the Borrower on January 25, 2019 (in each case, including the exhibits thereto), which has been delivered to the Arranger and which the Arranger in good faith has determined is reasonably acceptable to the Arranger and any other registration statement (on Form 10, Form S-1, Form S-4 or otherwise and including any exhibits thereto and any subsequent amendment or amendments thereto) relating to the Separation to be filed with the SEC prior to the Closing Date by 21CF, 21CF America or the Borrower, which shall have been delivered to the Arranger and which the Arranger shall in good faith have determined to be reasonably acceptable to the Arranger; it being agreed that (A) the Arranger shall not unreasonably withhold, delay or condition any such determination, (B) any terms therein which are consistent with the Separation Principles or the unaudited financial statements with respect to the Contribution Business provided to the Arranger prior to the date hereof shall be deemed to be reasonably acceptable to the Arranger and (C) the terms contained in such registration statement (and any subsequent amendment or amendments thereto) shall otherwise be deemed to be reasonably acceptable to the Arranger unless the terms of (x) such registration statement are materially adverse to the interests of the Lenders with respect to the Separation or (y) any such amendment are materially adverse to the interests of the Lenders with respect to the Separation.

(d)        Closing Date Indebtedness. As of the Closing Date upon giving effect to the Transactions, the Borrower and its Subsidiaries shall have no Debt other than (i) pursuant to this Agreement and the SpinCo Financing or (ii) as contemplated by the Separation Principles or the Agreed Registration Statement as to any liabilities which do not constitute indebtedness for borrowed money.

(e)        Financial Statements. The Arranger shall have received (which may be by inclusion in the Agreed Registration Statement) on or prior to the Closing Date (i) audited “carve-out” annual combined financial statements of the Borrower and its consolidated Subsidiaries (including the Contribution Business) for each of the three most recent fiscal years ended at least sixty (60) days prior to the Closing Date, (ii) unaudited “carve-out” combined financial statements of the Borrower and its consolidated Subsidiaries (including the Contribution Business) for any quarterly interim period (other than the fourth fiscal quarter) ended since the most recent audited consolidated financial statements of the Borrower (and corresponding periods of any prior year) and more than forty (40) days prior to the Closing Date and (iii) unaudited pro forma combined financial information of the Borrower giving effect to the Transactions as of and for such periods as are required by Rule 3-05 and Article 11 of Regulation S-X under and only to the extent the Borrower will be required to file such financial statements with the SEC, regardless of the timing of such filing, and in each of clauses (i), (ii) and (iii) prepared in conformity with Regulation S-X.

(f)         Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letters payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letters or this Agreement to be paid on or prior to the Closing Date.

(g)         Accuracy of Representations; No Default. At the time of and upon giving effect to the Borrowing and application of the Advances on the Closing Date (i) the Specified Representations shall be true and correct in all material respects (except for representations and warranties qualified as to materiality or material adverse effect, which shall be true and correct in all respects) on and as of the Closing Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date); and (ii) no Specified Default shall have occurred which is continuing.

(h)         Closing Documentation. On and as of the Closing Date, the Administrative Agent shall have received:

(i)        a certificate signed by a Responsible Officer of the Borrower, stating that (A) there has been no change to the matters previously certified pursuant to Section 3.01(b) (or otherwise providing updates to such certifications) and (B) the conditions precedent contained in Sections 3.02(b), (c), (d) and (g) have been satisfied on the Closing Date; and

(ii)        a Solvency Certificate of the Borrower executed by its chief financial officer; and

(iii)        a favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.03.  Determinations Under Section 3.01 and Section 3.02. For purposes of determining compliance with the conditions specified in Section 3.01 or 3.02, as applicable, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Execution Date or Closing Date, as applicable, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Execution Date or Closing Date, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as of the Execution Date (other than with respect to Section 4.01(o)) and as of the Closing Date as follows:

(a)        Such Loan Party (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and is in good standing as a foreign corporation or other legal entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii), to the extent that such failure would not have a Material Adverse Effect.

(b)        The execution, delivery and performance by each Loan Party of this Agreement and the Borrowing of Advances are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c)        All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the Transactions or (ii) the exercise by the Administrative Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

(d)        This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e)        The Consolidated combined balance sheet of the Borrower as at June 30, 2018, and the related Consolidated combined statements of operations, comprehensive income, cash flows and equity of the Borrower for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of the Borrower as at such date and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Except as disclosed in any filings 21CF or 21CF America, as applicable, with the Securities and Exchange Commission prior to the date hereof, since June 30, 2018, there has been no Material Adverse Change.

(f)        Neither the Information Memorandum nor any written information provided or communicated by any Loan Party in connection with the syndication of the Commitments prior to the Closing Date contained when made any untrue statement of a material fact or, when taken together with the public filings of the Borrower, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided, that, with respect to forecasts or projected financial information (if any), each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material). No representation or warranty of any Loan Party contained in any of the Loan Documents or in any other document, certificate or written statement furnished to the Administrative Agent or any of the Lenders by any of the Loan Parties pursuant to or in connection with any of the Loan Documents has been incorrect in any material respect when made.

(g)        Except as described in any filings by the Borrower or, prior to the consummation of the Separation, 21CF and/or 21CF America, as applicable, with the Securities and Exchange Commission prior to the Execution Date, there is no action, suit, investigation known to the Borrower, litigation or proceeding against or, to the knowledge of the Borrower, affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h)        No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i)        Following application of the proceeds of each Advance, not more than twenty-five (25) percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j)        No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k)      The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l)        The entry into and performance by the Borrower of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m)      The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and, solely to the extent acting in any capacity in connection with or benefiting from the credit facility established hereby, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower or any Subsidiary, or (ii) to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(n)        No Borrowing or use of proceeds hereunder will violate Anti-Corruption Laws or applicable Sanctions.

(o)        As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Advances, and after giving effect to the application of the proceeds thereof, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01.  Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a)        Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)        Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, but only so long as such contest could not subject any Lender to (A) any criminal penalty or liability or (B) any material civil penalty or liability for which such Lender is not indemnified under Section 9.04.

(c)        Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)        Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(c); and provided, further, that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e)        Visitation Rights. During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten (10) days prior notice and only once a year), permit the Administrative Agent or any of the Lenders or any agents or representatives thereof coordinated through the Administrative Agent, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Borrower are present) with their independent certified public accountants. Notwithstanding anything to the contrary herein, no Loan Party or any Subsidiary of a Loan Party will be required to disclose or permit the examination or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iii) to the extent such disclosure, examination or discussion would violate law, rule or regulation applicable to the Borrower or its Affiliates or any obligation of confidentiality from a third party binding on the Borrower or its Affiliates.

(f)        Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g)        Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h)        Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among the Borrower and/or between or among the members of the Reporting Group or any Persons that become a member of the Reporting Group as a result of such transaction, (ii) Permitted Content Financings, (iii) any arrangements with officers, directors, representatives or other employees of the Borrower and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (vii) Investments in (x) an Affiliate in consideration for the issuance of ordinary shares or other equity capital (other than Redeemable Preferred Stock) and (y) in a joint venture that is an Affiliate of which the Borrower or any of its Subsidiaries is an equity holder in consideration for the issuance of a note or other loan instrument, (viii) the Transactions (and any agreement entered into in furtherance of the Transactions, including, without limitation, any cooperation agreement) and (ix) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation or (C) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt; provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a “Subject Affiliate”), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate) as such member of the Reporting Group shall be deemed to have been entered into on an arm’s-length basis.

(i)          Reporting Requirements. Furnish to the Administrative Agent:

(i)        Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of the chief financial officer, executive vice president, finance or Group General Counsel of the Borrower setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii)       Quarterly Financials. Following the consummation of the Separation, as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year, a Consolidated balance sheet of the Borrower as of the end of such quarter and Consolidated statement of operations, comprehensive income, cash flows and equity of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the Consolidated balance sheet, the figures for the preceding fiscal year end from the audited Consolidated balance sheet for such fiscal year and, in the case of the statement of operations, comprehensive income, cash flows and equity, the corresponding figures for the corresponding fiscal period in the preceding fiscal year, all in reasonable detail consistent with the Borrower’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or executive vice president, finance of the Borrower as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate; provided, that with respect to the first three (3) such deliveries following the consummation of the Separation, the relevant comparisons shall not be required.

(iii)        Annual Financials. Following the consummation of the Separation, as soon as available and in any event within ninety (90) days after the end of each fiscal year (i) a copy of the annual report for such year for the Borrower, including therein a Consolidated balance sheet of the Borrower as of the end of such fiscal year and Consolidated statement of operations, comprehensive income, cash flows and equity of the Borrower for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Borrower) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

(iv)        Litigation. Promptly and in any event within ten (10) days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v)        Securities Reports. Promptly and in any event within fifteen (15) days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi)        KYC Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act or other applicable anti-money laundering laws.

(vii)        Other Information. Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Administrative Agent, from time to time reasonably request.

The Borrower shall be deemed to have delivered the financial statements and other information referred to in subclauses (ii), (iii) and (v) of this Section 5.01(i), when (A) such filings with the Securities and Exchange Commission, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Borrower’s own internet website as previously identified to the Administrative Agent and Lenders and (B) with respect to the financial statements referred to in subclauses (ii) and (iii) of this Section 5.01(i), the Borrower has notified the Administrative Agent by electronic mail of such posting (it being understood that if the Borrower’s own internet website includes an option to subscribe to a free service alerting subscribers by electronic mail of new filings with the Securities and Exchange Commission, such notice shall be deemed to have been provided). If the Administrative Agent or a Lender requests such filings, financial statements or other information to be delivered to it in hard copies, the Borrower shall furnish to the Administrative Agent or such Lender, as applicable, such statements accordingly; provided, that, no such request shall affect that such filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j)          Subsidiary Guarantors. (i) Except in the case of a guarantee of Public Senior Debt of a Foreign Subsidiary by a Foreign Subsidiary, promptly cause to become a guarantor of the Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Administrative Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is required to be a guarantor of any Public Senior Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii)        In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (j)(i) above, the Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Administrative Agent receives the items referred to in Sections 3.01(c)(i) through (iii) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with.

Section 5.02.  Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a)          Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)        Liens existing on the date hereof (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii)       Permitted Liens;

(iii)      Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt; provided, that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 10% of the Consolidated Tangible Assets of the Reporting Group;

(iv)        Liens on the assets of Content Special Purpose Vehicles securing Debt incurred for the purpose of effecting Permitted Content Financings;

(v)         Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(vi)        Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vii)      Liens on property purchased after the date of this Agreement; provided, that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(viii)        in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group; provided, that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(ix)        Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03

(x)         Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group;

(xi)        Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided, that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xii)      Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

(xiii)        any interest or title of a lessor or lessee under any lease (other than capital leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien; and

(xiv)        any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (iv), (vii) and (viii); provided, that such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property.

(b)          Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, or, with respect to the Borrower, enter into a statutory division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (such division, a “Division”), except that (i) the Borrower may merge or consolidate with or into any other Person or enter into a Division so long as (A) with respect to a merger or consolidation, the Borrower shall be the surviving corporation or (B) with respect to a merger, consolidation or Division, the entity into which the Borrower is merged or consolidated (or, in the case of a Division, the Person that, upon the consummation of such Division, holds all or any portion of the assets, liabilities and/or obligations previously held by the Borrower immediately prior to the consummation of such Division) immediately prior to such merger, consolidation or Division has no material assets or liabilities and immediately after such merger, consolidation or Division shall (x) directly or indirectly own substantially all of the assets of the Borrower immediately preceding such merger, consolidation or Division and (y) duly assume all of the Borrower’s obligations hereunder in form and substance satisfactory to the Administrative Agent and (ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary or with the Borrower or any other Person in connection with the consummation of an acquisition or disposition permitted under this Agreement; provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)          [Reserved].

(d)          Change in Nature of Business. Change, or permit any of its Subsidiaries to change, in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e)          Subsidiary Debt. Permit any of its Subsidiaries (other than any Loan Party) to create or suffer to exist, any Debt other than:

(i)        Debt existing on the Execution Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt; provided, that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon, plus other reasonable amounts paid, and fees and expenses incurred in connection with such extension, refunding, renewal or refinancing), and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii)        Debt of any Person that becomes a Subsidiary after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon, plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); provided, that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii)      Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iv) through (ix);

(iv)      Debt in an aggregate outstanding principal amount at any time not exceeding $500.0 million;

(v)       other Debt (whether secured or unsecured) to the extent the aggregate principal amount of such Debt together with Debt secured by Liens permitted under Section 5.02(a)(iii) does not exceed an amount equal to the greater of (x) $750.0 million and (y) 10% of Consolidated Tangible Assets of the Reporting Group;

(vi)     Debt of any Subsidiary to the Borrower or any Subsidiary thereof; and

(vii)    endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Notwithstanding anything to the contrary set forth above, if any Debt is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 5.02(e).

(f)        Use of Proceeds. Request any Borrowing or use, or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in violation of any Anti-Corruption Laws applicable to the Borrower and its Subsidiaries, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries.

Section 5.03.  Financial Covenant. At any time following the consummation of the Separation, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio (the “Operating Income Leverage Ratio”) determined on the last day of each fiscal quarter of the Borrower for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Borrower described in clauses (a), (c) and (e) of the definition of Debt, plus (B) Excess Guaranty Debt, plus (C) preference shares that constitute debt under GAAP to (ii) Adjusted

Operating Income of the Borrower for such Rolling Period of not more than 4.5 to 1.0; provided, that, at the election of the Borrower (by providing written notice to the Administrative Agent making such an election), such maximum Operating Income Leverage Ratio shall be increased to 5.0 to 1.0 for any period during which any Material Acquisition is consummated and applying for the fiscal quarter during which such Material Acquisition is consummated as well as the immediately following three fiscal quarters thereafter; provided, further, that (x) there shall be not more than two such elections made during the term of this Agreement, and (y) there shall be at least one full fiscal quarter during which the Operating Income Leverage Ratio shall not be more than 4.5 to 1.0 between any such elections.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Borrower on any such date, (A) there shall be excluded from such calculation (i) any amount in respect of Permitted Content Financings and Negative Pickup Arrangements and Capitalized Lease Obligations incurred in connection with the leasing of satellite transponders and (ii) any obligations under any undrawn letters of credit and any reimbursed letters of credit in each case in support of obligations of Disney and/or any of its Subsidiaries that are intended to be assumed by the Borrower and/or its Subsidiaries in connection with the Transactions, other than with respect to Debt for borrowed money and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the income statements of the Borrower for such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.  Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        any Loan Party shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

(b)        any representation or warranty made by any Loan Party (or any of its officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)        any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (h) or (i)(i), Section 5.02 or Section 5.03; or

(d)        any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)        any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent principal amount equal to or greater than $250.0 million (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or

(f)        any Loan Party (i) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party; or

(g)        any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money in a Dollar Equivalent amount in excess of $250.0 million in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a financially sound and reputable insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)        this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing; or

(i)        a Change of Control shall occur; or

(j)        any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the receipt by the Borrower or any ERISA Affiliate of a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or terminated (within the meaning of Section 4041A of ERISA);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. With effect from the date of the Administrative Agent’s resignation (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each Lender hereby acknowledges that none of the Agents (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.01.  Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed (a) by all the Lenders, waive any of the conditions specified in Section 3.01; and (b) by each Lender directly affected thereby do any of the following: (i) increase or extend the Maturity Date for the Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to amend the definition of Default Interest or to waive any obligation of the Borrower to pay Default Interest or interests or fees as set forth in Section 2.07(b)), (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (iv) amend or modify the provisions of this Section 9.01 or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

Section 9.02.  Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)       if to the Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention of Clement Smadja (Facsimile No. (212) 852-7033, Email: csmadja@21cf.com);

(ii)      if to the Administrative Agent, to Goldman Sachs Bank USA at 200 West Street, New York, New York 10282, Attention: SBD Operations (Facsimile No. (212) 428-9270, Email: gs-sbdagency-borrowernotices@ny.email.gs.com);

(iii)     if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Platform.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)          The Platform is provided “as is” and “as available.” The Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.02, including through the Platform.

Section 9.03.  No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.  Costs and Expenses. (a) The Borrower agrees to pay within thirty (30) days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Arrangers with respect thereto and with respect to advising the Administrative Agent and the Arrangers as to their rights and responsibilities under this Agreement. The Borrower further agrees to pay within thirty (30) days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 9.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Administrative Agent or applicable Lenders (based upon the advice of counsel to the Administrative Agent or such Lenders), as the case may be, one additional counsel for the affected parties taken as a whole.

(b)        The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arrangers and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith and including any of the foregoing relating to the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against an Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Borrower under this subsection (b), promptly give notice to Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Borrower from any liability with respect to such Indemnified Party which Borrower may have otherwise on account of this Agreement. The Borrower shall not be liable for any settlement of any action or claim effected without the Borrower’s consent (which consent shall not be unreasonably withheld), and the Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)        Upon any payment of any indemnified amount by Borrower to any Indemnified Party, Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(d)        If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05.  Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 9.06.  Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

Section 9.07.  Assignments and Participations.

(a)        Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may, and shall as provided in Section 2.21, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B)          in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10.0 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i)(B) and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender;

provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.16 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 9.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(d) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided, that such Participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.21 as if it were an assignee under paragraph (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08.  Confidentiality. Neither the Administrative Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Administrative Agent and each of the Lenders may disclose Borrower Information (a) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein); (b) to the extent requested by any regulatory authority or self-regulatory body; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions at least as restrictive as those of this Section 9.08, to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement; (g) to the extent such Borrower Information (i) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Administrative Agent or such Lender, or (ii) is or becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Loan Parties; provided, that, such source is not known to the Administrative Agent or Lender, as applicable, to be subject to any confidentiality obligation to any Loan Party; (h) any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Loan Parties and their Subsidiaries received by it from the Administrative Agent or any such Lender); (i) to the CUSIP Service Bureau or any similar organization and (j) with the consent of any Loan Party; provided, that, prior to any disclosure pursuant to clause (b) or (c) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority), unless such notification shall be prohibited by applicable law or legal process. The Administrative Agent and the Lenders agree that monetary damages would not be a sufficient remedy for breach of this Section 9.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Borrower Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable laws, including United States federal and state securities laws and (d)that some or all of the Borrower Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including any securities laws relating to insider dealing and market abuse, and accordingly, each of the Administrative Agent and the Lenders shall not use any information for any unlawful purpose

Section 9.09.  Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10.  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11.  Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Loan Party hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Borrower at its address set forth in Section 9.02 and each other Loan Party hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents, subject to applicable law, to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12.  [Reserved].

Section 9.13.  [Reserved].

Section 9.14.  Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 9.15.  Release of Subsidiary Guarantors. So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Public Senior Debt of which such Subsidiary Guarantor is, or required to be, a guarantor; provided, that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Public Senior Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

Section 9.16.  Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), from and against such Lender’s pro rata share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”); provided, that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct and (ii) the Indemnified Costs were incurred by or asserted against the Administrative Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.16 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)        [Reserved].

(c)        The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s pro rata share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.16 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.17.  No Fiduciary Duties.

(a)        Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Agents, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

(b)        Each Loan Party and each Lender acknowledges that Goldman, Sachs & Co. and Deutsche Bank Securities Inc. have been retained by the Borrower (or one of its affiliates) as sell-side financial advisors (in such capacity, each a “Financial Advisor”) in connection with the Transactions. Each Loan Party and each Lender agrees to such retention, and further agrees not to assert any claim such Person might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor and, on the other hand, such Financial Advisor’s or such Financial Advisor’s respective Affiliates’ relationships (if any) with such Loan Party and such Lender as described and referred to herein. Each Lender acknowledges (i) the retention of each such Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Lender on the part of the Arrangers, any Financial Advisor or their respective affiliates.

Section 9.18.  Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.19.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.20.  Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Loan Party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of 21 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.21.  Assumption of 21CF America Obligations. The Borrower hereby assumes and agrees to perform all of the obligations of 21CF America under the Commitment Letter and Fee Letter, in each case, from and after the Closing Date and in accordance with, and pursuant to, the terms of the Commitment Letter. The parties hereto hereby agree that 21CF America shall be a third party beneficiary of this Section 9.21.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FOX CORPORATION, as the Borrower

By	/s/ Steven Tomsic
Name: Steven Tomsic
Title: Chief Financial Officer

Signature Page to 364-Day Bridge Term Loan Agreement

GOLDMAN SACHS BANK USA,
as the Administrative Agent and as Initial Lender

By	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

Signature Page to 364-Day Bridge Term Loan Agreement

CITIBANK, N.A., as Initial Lender

By	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to 364-Day Bridge Term Loan Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Initial Lender

By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

Signature Page to 364-Day Bridge Term Loan Agreement